UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2011

CVS CAREMARK CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-01011	05-0494040
(Commission File Number)	(IRS Employer Identification No.)

One CVS Drive Woonsocket, Rhode Island	02895
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (401) 765-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b), (c) and (e): On January 24, 2011, CVS Caremark Corporation (“CVS Caremark” or the “Company”) announced that, in furtherance of its previously announced CEO succession plan, Thomas M. Ryan is transitioning out of his position as the Company’s Chief Executive Officer effective March 1, 2011. Larry J. Merlo, currently President and Chief Operating Officer, will become President and Chief Executive Officer of CVS Caremark on that date. Mr. Ryan is expected to remain non-executive Chairman of the CVS Caremark Board of Directors (the “Board”) until the Company’s May 2011 Annual Meeting of Stockholders, at which time he will retire from the Board and current Board member David W. Dorman will be named non-executive Chairman of the Board. CVS Caremark issued a press release on January 24, 2011 announcing Mr. Ryan’s impending retirement and Mr. Merlo’s promotion. The full text of the release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Mr. Merlo’s Employment Agreement with CVS Caremark will remain unchanged, though at the time of his promotion to Chief Executive Officer his compensation will be increased to reflect his additional responsibilities. Effective March 1, 2011, Mr. Merlo’s annual salary will be increased to $1,250,000 and his 2011 target annual cash incentive award will be set at 175% of his salary. His annual equity target for 2011 will be increased to $4,000,000, and will consist of 50% stock options and 50% restricted stock units. Mr. Merlo will also continue to participate in the Company’s Long-Term Incentive Plan (“LTIP”) which has a three-year award cycle. Awards under the LTIP are payable 50% in cash and 50% in stock with a two-year no-sale-or-transfer restriction, and Mr. Merlo’s LTIP award at target will be set at $4,500,000 for the 2011-2013 cycle.

Mr. Ryan will remain on as a non-executive employee of CVS Caremark from March 1, 2011 until his retirement as of the date of CVS Caremark’s May 2011 Annual Meeting of Stockholders and his only compensation for this interim period will be his current base salary.

(d): On January 20, 2011, the Board elected Anne M. Finucane to serve on the Board.

Ms. Finucane is Global Strategy and Marketing Officer at Bank of America Corporation (“Bank of America”), one of the world’s largest financial institutions. During her fifteen years as a senior leader at Bank of America and its legacy firms, Ms. Finucane has served as senior advisor to four chief executive officers and the Board of Directors, with a focus on corporate strategy and public policy creation and implementation. Ms. Finucane oversees public policy, government affairs, consumer policy and corporate social responsibility, leading the company’s engagement and positioning on global and domestic policies, issues, current and proposed legislation and other public affairs affecting Bank of America and the financial services industry. Ms. Finucane also oversees the company’s 10-year, $2 billion philanthropic giving goal through the Bank of America Charitable Foundation, one of the largest corporate philanthropic organizations in the world; the company’s 10-year, $20 billion environmental initiative to address global climate change, as founder and chair of Bank of America’s Environmental Council; arts and culture investment and programs; and global volunteerism.

Ms. Finucane was determined by the Company’s Board to be “independent” under the Corporate Governance Rules of the New York Stock Exchange and under the Company’s Corporate Governance Guidelines, and was named to the Board’s Nominating and Corporate Governance Committee.

Item 9. Financial Statements and Exhibits

Item 9.01. Financial Statements

(d) Exhibits

Exhibit No.	Description

99.1	Press Release of CVS Caremark Corporation dated January 24, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CVS CAREMARK CORPORATION

By:	/s/ David M. Denton
David M. Denton Executive Vice President and Chief Financial Officer

Dated: January 25, 2011